Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of February 9, 2018 by and among Alta Mesa Resources, Inc. a Delaware corporation (the “Company”), High Mesa Holdings, L.P., a Delaware limited partnership (“High Mesa Holdings”), KFM Holdco, LLC, a Delaware limited liability company (the “Kingfisher Contributor”), and Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (“Riverstone”). Each of High Mesa Holdings, the Kingfisher Contributor, Riverstone and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.02 of this Agreement, is herein referred to as a “Holder” and collectively as the “Holders”.

RECITALS

WHEREAS, this Agreement is made and entered into in connection with the closing of the transactions (the “Transactions”) contemplated by (i) that certain Contribution Agreement, dated as of August 16, 2017, by and among High Mesa Holdings, High Mesa Holdings GP, LLC, Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company (“Alta Mesa GP”), the Company and, for limited purposes set forth therein, the equity holders of High Mesa Holdings (the “Alta Mesa Contribution Agreement”), (ii) that certain Contribution Agreement, dated as of August 16, 2017, by and among the Kingfisher Contributor, Kingfisher Midstream, LLC, a Delaware limited liability company (“Kingfisher”), the Company and, for limited purposes set forth therein, the equity holders of the Kingfisher Contributor (the “Kingfisher Contribution Agreement”), and (iii) that certain Contribution Agreement, dated as of August 16, 2017, by and between Riverstone and the Company (the “Riverstone Contribution Agreement”);

WHEREAS, pursuant to the terms of the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, the Company will contribute cash to SRII Opco, LP, a Delaware limited partnership (the “Partnership”), in exchange for the issuance by the Partnership to the Company of 169,371,730 Common Units (as defined below) and 62,966,666 warrants in the Partnership;

WHEREAS, pursuant to the terms of the Alta Mesa Contribution Agreement, (i) High Mesa Holdings will contribute all of its limited partner interests in Alta Mesa and 100% of the economic interests and 90% of the voting interests in Alta Mesa GP to the Partnership, in exchange for the issuance by the Company and the Partnership of (A) 138,402,398 Common Units to High Mesa Holdings, (B) 138,402,398 shares of the Company’s Class C common stock, par value $0.0001 per share (the “Class C Common Stock”), to High Mesa Holdings, (C) three shares of the Company’s Series A preferred stock, par value $0.0001 per share, to certain affiliates of High Mesa Holdings and (D) the Earn-Out Consideration (as defined in the Alta Mesa Contribution Agreement), and (ii) the Partnership will contribute $400 million in cash to Alta Mesa;

WHEREAS, pursuant to the terms of the Kingfisher Contribution Agreement, the Kingfisher Contributor will contribute 100% of the equity interests in Kingfisher Midstream to the Partnership, in exchange for (i) the payment by the Partnership to the Kingfisher Contributor of approximately $814.8 million in cash and (ii) the issuance by the Company and the Partnership of (A) 55,000,000 Common Units, (B) 55,000,000 shares of Class C Common Stock and (C) the Earn-Out Consideration (as defined in the Kingfisher Contribution Agreement);

WHEREAS, pursuant to the terms of the Riverstone Contribution Agreement, Riverstone will contribute all of its limited partner interests in Alta Mesa to the Partnership, in exchange for the issuance by the Company and the Partnership to Riverstone of (i) 20,000,000 Common Units, (ii) 20,000,000 shares of Class C Common Stock and (iii) one share of Series B Preferred Stock of the Company;

WHEREAS, immediately prior to or simultaneous with the closing of the Transactions, the Company, the Partnership, High Mesa Holdings, the Kingfisher Contributor and Riverstone will enter into that certain Amended and Restated Agreement of Limited Partnership of SRII Opco, LP (such agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified form time to time, the “LP Agreement”);

WHEREAS, in connection with the closing of the Transactions, the Partnership has provided High Mesa Holdings, the Kingfisher Contributor and Riverstone with a redemption right pursuant to which High Mesa Holdings, the Kingfisher Contributor and Riverstone may be able, at the Company’s option, to redeem or exchange their Common Units for shares of Class A Common Stock (as defined below) on the terms set forth in the LP Agreement; and

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Alta Mesa” shall have the meaning given in the Recitals.

“Alta Mesa Contribution Agreement” shall have the meaning given in the Recitals.

“Alta Mesa GP” shall have the meaning given in the Recitals.

“Blackout Period” shall have the meaning given in Section 3.04(b).

“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Common Units” shall mean common units representing limited partner interests in the Partnership.

“Company” shall have the meaning given in the Preamble.

“Contribution Closing Date” shall mean February 9, 2018, the date on which the Transactions closed.

“Demanding Holder” and “Demanding Holders” shall have the meaning given in Section 2.02(a).

“Effectiveness Deadline” shall have the meaning given in Section 2.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Founder Holders” shall mean the “Holders” as defined in the Founder Registration Rights Agreement of Founder Registrable Securities.

“Founder Registrable Securities” shall mean the “Registrable Securities” as defined in the Founder Registration Rights Agreement

“Founder Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of March 23, 2017, by and among the Company, the Sponsor, William D. Gutermuth, Jeffrey H. Tepper and Diana J. Walters, as amended by Amendment No. 1 thereto, dated as of the date hereof.

“Fund VI” shall have the meaning given in Section 5.06.

“High Mesa Holdings” shall have the meaning given in the Preamble.

“Holders” shall have the meaning given in the Preamble.

“Kingfisher” shall have the meaning given in the Recitals.

“Kingfisher Contribution Agreement” shall have the meaning given in the Recitals.

“Kingfisher Contributor” shall have the meaning given in the Preamble and shall also include any Holder to which the Kingfisher Contributor has assigned or delegated its rights, duties and obligations under this Agreement in connection with a Permitted Transfer (as defined in the LP Agreement).

“LP Agreement” shall have the meaning given in the Recitals.

“Maximum Number of Securities” shall have the meaning given in Section 2.02(b).

“Minimum Amount” shall have the meaning given in Section 2.02(a).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Partnership” shall have the meaning given in the Recitals.

“Piggyback Registration” shall have the meaning given in Section 2.03.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Class A Common Stock issued by the Company in a Share Settlement (as defined in the LP Agreement) in connection with (x) the redemption by the Partnership of Common Units owned by any Holder or (y) at the election of the Company, a direct exchange for Common Units owned by any Holder, in each case in accordance with the terms of the LP Agreement, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration

Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in connection with an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Riverstone” shall have the meaning given in the Preamble.

“Riverstone Contribution Agreement” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in Section 5.06.

“Suspension Period” shall have the meaning given in Section 3.04(a).

“Transactions” shall have the meaning given in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Offerings Cap” shall have the meaning set forth in Section 2.02(a).

ARTICLE II.

REGISTRATIONS

Section 2.01 Registration Statement. The Company shall, as soon as practicable after the Contribution Closing Date, but in any event within thirty (30) days after the Contribution Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.01 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) sixty (60) days (or ninety (90) days if the Commission notifies the Company that it will “review” the Registration Statement) after the Contribution Closing Date and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.01 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.01 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such

Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.01, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.01 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Section 2.02 Underwritten Offering.

(a) In the event that (i) High Mesa Holdings, (ii) the Kingfisher Contributor or (iii) Riverstone elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement and reasonably expect aggregate gross proceeds in excess of $50,000,000 (the “Minimum Amount”) from such Underwritten Offering, then the Company shall, upon the written demand of High Mesa Holdings, the Kingfisher Contributor or Riverstone, as the case may be (any such Holder, a “Demanding Holder” and, collectively, the “Demanding Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Company after consultation with the Demanding Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in (A) more than six (6) Underwritten Offerings pursuant to this Section 2.02 for High Mesa Holdings, (B) more than three (3) Underwritten Offerings pursuant to this Section 2.02 for the Riverstone Contributor or (C) more than two (2) Underwritten Offerings pursuant to this Section 2.02 for the Kingfisher Contributor (each such amount in (A), (B) or (C), respectively, the “Underwritten Offerings Cap”); provided further that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 2.02. In addition, the Company shall give prompt written notice to each other Holder regarding such proposed Underwritten Offering, and such notice shall offer such Holders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Holder may request. Each such Holder shall make such request in writing to the Company within five (5) business days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder. In connection with any Underwritten Offering contemplated by this Section 2.02, the underwriting agreement into which each Demanding Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities. No Demanding Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Demanding Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holders that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company or any other Holder desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and clause (ii), shares of Class A Common Stock or other equity securities of (x) other Holders who have elected to participate in the Underwritten Offering pursuant to Section 2.02(a) or (y) persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, pro rata, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.02 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering (including, without limitation, for purposes of the Underwritten Offerings Cap); provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by High Mesa Holdings, the Kingfisher Contributor or Riverstone, as the case may be, in such Underwritten Offering being less than the Minimum Amount, the Company shall cease all efforts to complete the

Underwritten Offering and, for the avoidance of doubt, such Underwritten Offering shall not count against the Underwritten Offerings Cap. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.02(c).

Section 2.03 Piggyback Registration.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.02 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement , which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within one (1) Business Day after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Holders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.03(b). Subject to Section 2.03(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.03 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.03 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration that the dollar amount or number of shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.02 and 2.03, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.02 and 2.03 hereof, and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.02 and 2.03 hereof, and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.03.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.03 hereof shall not be counted as a Registration effected under Section 2.02 hereof.

ARTICLE III.

COMPANY PROCEDURES

Section 3.01 General Procedures. The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

(a) subject to Section 2.01, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Shares have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Shares have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to one legal counsel selected by the Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration

Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel selected by such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04 hereof;

(j) permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by the Company with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o) if any Underwritten Offering involves the disposition of Registrable Securities involving gross proceeds in excess of the Minimum Amount, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions necessary to effect the registration of such Registrable Shares contemplated hereby.

Section 3.02 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders and the Company that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.03 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

Section 3.04 Suspension of Sales; Adverse Disclosure.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

(c) The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.04. Notwithstanding anything to the contrary in this Section 3.04, in no event shall any Suspension Period or any Blackout Period continue for more than ninety (90) days in the aggregate during any 365-day period.

Section 3.05 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV.

INDEMNIFICATION AND CONTRIBUTION

Section 4.01 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.01 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.01(a), Section 4.01(b) and Section 4.01(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V. MISCELLANEOUS

Section 5.01 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, or telegram. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed, in the case of notices delivered by courier service, telegram and hand delivery, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) and in the case of electronic mail and telecopy, when sent. Any notice or communication under this Agreement must be addressed, if to the Company, to: 15021 Katy Freeway, Suite 400, Houston, Texas 77094, Attention: Harlan H. Chappelle, and, if to any Holder, at such Holder’s address as set forth on the signature pages hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective upon receipt of such notice as provided in this Section 5.01.

Section 5.02 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) None of High Mesa Holdings, the Kingfisher Contributor or Riverstone may assign or delegate its rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Permitted Transfer (as defined in the LP Agreement).

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

(d) This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.02.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.01 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.02 shall be null and void.

Section 5.03 Counterparts. This Agreement may be executed in multiple counterparts (including electronic PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Section 5.04 Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

Section 5.05 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.06 Other Registration Rights. The Company represents and warrants that no person, other than (i) a Holder of Registrable Securities, (ii) Riverstone Global Energy and Power Fund VI, L.P., a Delaware limited partnership (“Fund VI”), and any of its permitted transferees (who have registration rights pursuant to that certain Forward Purchase Agreement, dated as of March 17, 2017, between Fund VI and the Company and that certain Forward Purchase Agreement, dated as of August 16, 2017, between Fund VI and the Company), (iii) Silver Run Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), certain directors of the Company and any of their respective permitted transferees (who have registration rights pursuant to the Founders Registration Rights Agreement) and (iv) holders of the Company’s warrants purchased in connection with the Company’s initial public offering, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.07 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which no Holders (or permitted assignees under Section 5.02) hold any Registrable Securities. The provisions of Section 3.05 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ALTA MESA RESOURCES, INC.

By:	/s/ Stephen S. Coats
Name: Stephen S. Coats
Title: Secretary

HOLDERS:

HIGH MESA HOLDINGS, L.P.

By: High Mesa Holdings GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Name: Harlan H. Chappelle
Title: President and Chief Executive Officer

KFM HOLDCO, LLC

By:	/s/ Michael S. Christopher
Name: Michael S. Christopher
Title: Secretary and Chief Financial Officer

[Signature Page to Registration Rights Agreement]

RIVERSTONE VI ALTA MESA HOLDINGS, L.P.

By:	Riverstone Energy VI Holdings GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

[Signature Page to Registration Rights Agreement]